Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Hitek Global Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)

Fees to be Paid	Equity	Warrants to purchase Class A Ordinary Shares(2)	Rule 457(g)	14,907,000	—		—	—	—
Fees to be Paid	Equity	Class A Ordinary Shares issuable upon the exercise of the Warrants	Rules 457(c)	14,907,000	$1.38	(3)	$20,571,660	0.00014760	$3,036.38
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0001	Rule 457(c)	14,907,000	$1.38	(3)	$20,571,660	0.00014760	$3,036.38
	Total Offering Amounts				—		$41,143,320	—	$6,072.76
	Total Fees Previously Paid				—		—	—	—
	Total Fee Offsets				—		—	—	—
	Net Fee Due				—		—	—	$6,072.76

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form F-1 (this “Registration Statement”) also covers an indeterminate number of additional securities as may be issuable with respect to the shares being registered for resale hereunder as a result of a stock split, stock dividend, recapitalization or similar event.

(2)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the Class A Ordinary Shares underlying the warrants, and no separate fee is payable for the warrants.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high ($1.40) and low ($1.36) sales price of the Class A Ordinary Shares as reported on the Nasdaq Capital Market on August 19, 2024.

(4)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.00014760.